Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lighting Science Group Corporation:

We consent to the use of our report dated April 16, 2012, with respect to the consolidated balance sheet of Lighting Science Group Corporation as of December 31, 2011 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), cash flows for the year ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida

September 27, 2012

Certified Public Accountants